Exhibit 99.1

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
David L. Mead, Chief Financial Officer
(330) 373-1221 Ext. 2279

First Place Financial Corp. Receives Regulatory Approval on

Franklin Bancorp Acquisition

Warren, Ohio and Southfield, Michigan, May 21, 2004 - First Place Financial Corp. (NASDAQ:FPFC) and Franklin Bancorp, Inc. (NASDAQ:FBCP) announced today that the approval of the Office of Thrift Supervision for the application to merge Franklin Bancorp into First Place has been received.

First Place and Franklin announced November 10, 2003 that they had entered into an Agreement and Plan of Merger. First Place and Franklin anticipate that the merger will close and be effective on May 28, 2004, subject to the satisfaction of the remaining conditions in the Agreement and Plan of Merger.

Franklin and its wholly-owned subsidiary, Franklin Bank, N.A., are headquartered in Southfield, Michigan, located in Southeast Michigan. Franklin Bank is a $540 million bank that operates five full-service offices in Oakland and Wayne Counties and maintains two lending center offices.

First Place Financial Corp. is a diversified financial services holding company headquartered in Warren, Ohio. First Place operates 22 retail locations and 13 loan production offices. The company’s related financial service affiliates include First Place Insurance Agency, Coldwell Banker First Place Real Estate, TitleWorks Agency and APB Financial Group. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net .

Forward-Looking Statement:

When used in this press release, or future press releases or other public or shareholder communications, in filings by the companies with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation

Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the companies’ actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the companies conduct business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the companies conduct business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The companies wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The companies undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.